Exhibit 3.10(a)

ARTICLES OF INCORPORATION

OF

Pro-Line Team Sports, Inc.

The undersigned, acting as incorporators of a corporation under the Alabama Business Corporation Act, adopts the following Articles of Incorporation for such corporation.

FIRST: The name of the Corporation is “Pro-Line Team Sports, Inc.”.

SECOND: The period of its duration is perpetual.

THIRD: The purpose for which the corporation is organized is the transaction of any and all lawful business for which corporations may be organized under the Alabama Business Corporation Act, including but not limited to engaging __ the general business of manufacturing, repairing, servicing, and selling sports related equipment and other related services.

FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is 100 shares, having a par value of $1.00 per share.

FIFTH: Provisions for the regulation of the Internal affairs of the corporation are governed by a set of By-Laws which are to be determined by the Board of Directors.

SIXTH: The address of the initial registered office of the corporation is 845 Rockingham Road, Birmingham, Alabama 35235, and the name of its initial registered agent at such address is Philip Lee Doyle.

SEVENTH: The number of directors constituting the initial Board of Directors of the Corporation is two, and the names and addresses of the persons who are to serve as Directors until the first annual meeting of shareholders, or until their successors are elected and shall qualify are:

Philip Lee Doyle	845 Rockingham Road Birmingham, AL 35235

Virginia Doyle	845 Rockingham Road Birmingham, AL 35235

Page Two

Articles of Incorporation

Pro-Line Team Sports, Inc.

EIGHTH: The name and address of each incorporator is:

Philip Lee Doyle	845 Rockingham Road Birmingham, AL 35235

Virginia Doyle	845 Rockingham Road Birmingham, AL 35235

Dated this 12th day of August, 1996.

/s/ PHILIP LEE DOYLE
Philip Lee Doyle

/s/ VIRGINIA DOYLE
Virginia Doyle